EXHIBIT 8.1

[Letterhead of Dorsey & Whitney LLP]

March 15, 2010

Otelco Inc.
505 Third Avenue East
Oneonta, AL  35121

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Otelco Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”) in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to an aggregate of 544,671 shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Shares”), (ii) up to $4,085,032.50 aggregate principal amount of senior subordinated notes due 2019 of the Company (the “Notes”), (iii) up to an aggregate of 544,671 income deposit securities of the Company (the “IDSs”), each representing one Class A Share and a 13% Note with a $7.50 principal amount, and (iv) guarantees to be issued by the Guarantors with respect to the Notes (the “Guarantees”).  The IDSs are to be issued in connection with the Company’s offer to exchange up to 544,671 IDSs for up to 544,671 shares of its issued and outstanding Class B common stock, par value $0.01 per share (the “Class B Shares”).  The Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of December 21, 2004, among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 3, 2006, the Second Supplemental Indenture, dated as of July 5, 2007, and the Third Supplemental Indenture, dated as of October 31, 2008, and to be further supplemented by a Fourth Supplemental Indenture (as so supplemented, the “Indenture”).

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this opinion.  All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations.  Any such change in these authorities could affect the opinion set forth below.  Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion.  In addition, we note that there is no authority directly on point dealing with securities such as the IDSs or with the exchange of common stock such as the Class B Shares for securities such as the IDSs.  Our opinion is not binding on the IRS or the courts.  Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

Otelco Inc.
March 15, 2010

For purposes of rendering our opinion, we have reviewed and relied upon the Registration Statement, the Indenture and the Investor Rights Agreement, dated as of December 21, 2004, among the Company and the holders of the Class B Shares (the “Investor Rights Agreement”) and such other records, agreements, instruments and documents as we have deemed necessary or appropriate as a basis for our opinion set forth below.  In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.  We are also relying upon certain factual representations and/or determinations by the Company and by an independent financial firm relating to, among other things, the economic, creditor rights and other terms of the Notes, the Company’s overall capital structure, including its debt to equity ratio after giving effect to the issuance of the IDSs pursuant to the offer to exchange, and the Company’s ability to meet its debt obligations based on its projected financial performance.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.  We have assumed that all factual representations and determinations on which our opinion is based are true and correct as of the date given and thereafter where relevant (without regard to whether such representations or conclusions are made “to the best knowledge of” any person or party or with similar qualification) and that no actions have been or will be taken which are inconsistent with such representations or conclusions.  We have furthermore assumed that the exchange of the IDSs for Class B Shares will be consummated as described in the Registration Statement and in accordance with the terms of the Investor Rights Agreement and the Indenture and the other documents and agreements referred to in the Registration Statement, without the modification or waiver of any such terms.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the statements set forth in the Registration Statement under the headings “Summary—Summary of the Exchange Offer,” “Summary—Summary of the Senior Subordinated Notes,” “Risk Factors” and “Material United States Federal Income Tax Consequences,” describe the material United States federal income tax consequences of the issuance of the IDSs in exchange for the Class B Shares.  We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.  We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the headings “Risk Factors” and “Material United States Federal Income Tax Consequences.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

JDH/KAS

SCHEDULE I

Guarantors

Name	Jurisdiction
Brindlee Mountain Telephone Company	Alabama
Blountsville Telephone Company, Inc.	Alabama
Communications Design Acquisition Corporation	Delaware
CRC Communications of Maine, Inc.	Delaware
Hopper Telecommunications Company, Inc.	Alabama
Imagination, Inc.	Missouri
Mid-Maine TelPlus	Maine
Mid-Missouri Holding Corp.	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Saco River Telegraph and Telephone Company	Delaware
The Granby Telephone & Telegraph Co. of Mass.	Massachusetts
The Pine Tree Telephone and Telegraph Company	Maine